July 1, 2003

Victor T. Weber
9416 Gold Mountain Drive
Las Vegas, Nevada  89134

RE: $150,000 OF LOANS, CANCELLATION OF $65,000 AND $45,000 NOTES ISSUANCE OF $100,000 & $40,000 NOTES, PLUS ADDITIONAL CONSIDERATION

Dear Victor,

This letter will confirm the amended terms concerning the loans made by you ("Weber") and underlying promissory notes issued by Vertical Computer Systems, Inc. ("Vertical") from December 2002 through June 2003. Vertical and Weber hereby agree as follows:

1. The parties confirm that Vertical received loans from Weber in the aggregate amount of $150,000, that Vertical issued two promissory notes in the amounts of $65,000 and $45,000 (collectively the "2002 Notes") for loans made in 2002 in the same amount, and that Weber is in possession of a check from Vertical's account in the amount of $10,250, of which $250 is a commitment fee for the loans. Upon Vertical's receipt of either the loan from Robert Mokhtarian or the release of monies from Vertical's subsdiary, Now Solutions, LLC, Weber shall deposit the check for $10,250.

2. Upon receipt of the cancelled 2002 Notes, Vertical shall

      a. issue a promissory note in the principal amount of $100,000 at thirteen percent (13%) interest per annum payable in monthly accrued interest payments beginning August 1, 2003, and a final payment of all principal and remaining interest will be due by March 31, 2004.

      b. issue a promissory note in the principal amount of $40,000 at thirteen percent (13%) per annum payable in five (5) monthly installment payments beginning August 1, 2003 consisting of an $8,000 principal payment plus accrued interest payments for the preceding month.

3. In consideration of loans and services made to or on Vertical's behalf, Vertical also agrees to pay a $250 commitment fee in cash (receipt of which is hereby acknowledged as part of the $10,250 check) and Vertical agrees to issue 8,000,000 shares of VCSY common stock to Weber. Both parties acknowledge and agree that the shares of the stock are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available. Vertical shall take all steps necessary to register these shares in its forthcoming SB-2 Registration Statement.

4. This agreement and all supporting documentation shall be governed by the laws of California and subject to the jurisdiction and venue of Los Angeles, California.

If the foregoing is acceptable, please executed this agreement in the space provided below.

                                         Sincerely,

                                         _______________________________________
                                         Richard Wade
                                         President/CEO

ACCEPTED AND AGREED:

___________________________________
Victor T. Weber